CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 29, 2021 with respect to the financial statements and financial highlights of Hanlon Tactical Dividend and Momentum Fund (a fund in the Two Roads Shared Trust) for the year ended July 31, 2021, included in the Fund’s July 31, 2021 annual report, which is incorporated by reference in the Prospectus and Statement of Additional Information contained in this Registration Statement. We consent to the use of the aforementioned report in the Prospectus and Statement of Additional Information contained in this Registration Statement, and to the use of our name as its appears under the caption “Financial Highlights.”

/s/ GRANT THORNTON

Philadelphia, Pennsylvania
November 23, 2022